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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-47041) of CBL & Associates Properties, Inc. and the Registration Statement (Form S-8 No. 33-73376) pertaining to the CBL & Associates Properties, Inc. 1993 Stock Incentive Plan of our report dated August 31, 2000 with respect to the Combined Statement of Certain Revenues and Certain Expenses of The Combined Properties of The Richard E. Jacobs Group for the year ended December 31, 1999 included in this current report on Form 8-K/A.



/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP


Cleveland, Ohio
April 12, 2001